N-SAR SUB-ITEM 77K Changes in Registrants Certifying Accountants

On August 28, 2017, the Funds, by actions of its Audit Committee and Board of Directors, including a majority of the members of the Board of Directors who are not interested persons of the Fund (as that term is defined in the Investment Company Act of 1940, as amended), selected Cohen & Co, Ltd (Cohen) as the independent registered public accounting firm to audit the Funds financial statements for the fiscal year ending December 31, 2017. During the Funds two most recent fiscal years ended December 31, 2015 and 2016 and the subsequent interim period ended September 5, 2017, neither the Fund nor anyone on its behalf has consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

On September 5, 2017, Ernst & Young LLP (Ernst & Young) resigned as the Funds independent registered public accounting firm. During the Funds two most recent fiscal years ended December 31, 2015 and 2016, Ernst & Young’ s reports on the Funds financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds two most recent fiscal years ended December 31, 2015 and 2016 and the interim period commencing January 1, 2017 and ending September 5, 2017, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. During the Funds two most recent fiscal years and the subsequent interim period ended September 5, 2017, there were no events of the kind described in Item 304(a) (1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Funds have requested that Ernst & Young furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young agrees with the statements contained above. A copy of the letter from Ernst & Young to the Securities and Exchange Commission is filed as an exhibit hereto.

EXHIBIT TO ITEM 77K OF FORM N-SAR

February 25, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

To whom it may concern:

We have read Item 77K of Form N-SAR of the Praxis Mutual Funds for the year ended December 31, 2017 and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP